UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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BLUCORA, INC.

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BLUCORA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 21, 2014

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Blucora, Inc. (“Company”), a Delaware corporation, will be held on May 21, 2014, at 2:00 p.m. The meeting will be held in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, for the following purposes:

1.	To elect the two Class III directors nominated by the Board of Directors of the Company;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 31, 2014 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Linda Schoemaker

General Counsel and Secretary

Bellevue, Washington

April 21, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,

PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE IN ACCORDANCE

WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

BLUCORA, INC.

PROXY STATEMENT FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

The Board of Directors of Blucora, Inc. (“Blucora” or the “Company”) is soliciting proxies for the 2014 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on May 21, 2014, at 2:00 p.m., in the large conference room on the 2nd floor of the Plaza Center Building, at 10900 NE 8th Street, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Proxy materials, which include the Proxy Statement, form of proxy, and 2013 Annual Report to Stockholders, will be sent or otherwise distributed on or about April 21, 2014 to Stockholders of Record (as defined below).

This Proxy Statement and the 2013 Annual Report to Stockholders are also available at www.proxyvote.com.

Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of the Company, and it will pay for all related costs. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

The Company does not expect any matters other than those described in the Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy the authority to vote in their discretion on any other matters that may properly come before the annual meeting.

Notice Regarding Discretionary Voting by Brokers

If you hold your shares in an account with a broker, bank or other nominee (this is called “Street Name”), it is critical that you instruct your broker, bank or other nominee to cast your vote if you want it to count in the election of directors (Proposal One) or in the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (Proposal Three). Pursuant to the rules of the New York Stock Exchange, if you hold your shares in Street Name your shares will not be voted on these proposals unless you instruct your broker, bank or other nominee how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers and banks have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two).

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned Blucora common stock at the close of business on the record date of March 31, 2014 (“Stockholders of Record”) are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

On record date, 42,203,221 shares of our common stock were outstanding and entitled to vote, and shares were held of record by 442 stockholders. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the Stockholder of Record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares in Street Name.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of Blucora’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. In addition to shares that are voted on any matter, abstentions and broker non-votes, will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are three proposals scheduled to be voted on at the meeting:

Proposal One: Election of the two Class III directors nominated by the Board of Directors of the Company;

Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

Q:	What are the voting options for each proposal?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and on the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three) you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Blucora’s independent registered public accounting firm, and “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors (Proposal One), the two nominees to the Board of Directors of the Company who receive the greatest number of “FOR” votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, (Proposal Three) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting and entitled to vote with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	If you provide specific voting instructions (either on your proxy card or to your broker, bank or other nominee), your shares will be voted as you have instructed. If you are a Stockholder of Record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in Street Name and do not provide voting instructions, your broker, bank or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a Stockholder of Record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street Name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares through a bank, broker, or other nominee, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank or other nominee in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares through a bank, broker, or other nominee, please also bring your proof of ownership, such as a brokerage statement. Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:	You may change your vote at any time before the final vote at the meeting.

If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you hold your shares through a broker, bank, or other nominee, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.blucora.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of March 31, 2014 will be available for inspection for 10 days prior to the 2014 annual meeting and at the annual meeting for any purpose reasonably relevant to the meeting. If you want to inspect the stockholder list, please call the office of the General Counsel at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2013 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Board of Directors has set the size of the Board at eight members. Each director is assigned to one of three classes, with members in each class serving staggered three-year terms. A director serves in office until his or her successor is duly elected and qualified unless the director resigns, dies, or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant. Stockholder election of directors may only take place at the annual meeting at which the term of that director would expire or at a special meeting of stockholders called for such purpose.

Nominees for Directors

Two directors are nominated for election at the 2014 annual meeting of stockholders. Elizabeth Huebner and Andrew Snyder are nominated as Class III directors with three-year terms ending in 2017. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The director nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by stockholders. In the event that any nominee to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

If a quorum is present, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES

NAMED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2014

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014, and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Ernst & Young LLP was initially appointed by the Audit Committee in March 2012 and this appointment was ratified by stockholders at the 2012 and 2013 annual meetings. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act, the Company is asking stockholders to approve, on an advisory basis, the compensation of the Company’s executive officers named below in “Compensation of Named Executive Officers” (the “Named Executive Officers”).

The Board recommends a vote FOR the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of Blucora, Inc., as disclosed in the Company’s Proxy Statement for the 2014 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis and “Compensation of Named Executive Officers.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote will be at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2014 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors at this time. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Class III Director Nominees

The names of the director nominees, who are Class III directors and who are nominated for terms that expire in 2017, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Elizabeth J. Huebner	56	Director	2009
Andrew M. Snyder	43	Director	2011

Elizabeth J. Huebner has served as a director of Blucora since 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc. Ms. Huebner also formerly served on the Board of Directors of Procera Networks, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “Audit Committee Financial Expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and also enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Andrew M. Snyder has served as a director of Blucora, Inc. since 2011. Mr. Snyder is CEO of Cambridge Information Group, Inc. (“CIG”) and Chairman of CIG’s subsidiaries, ProQuest LLC, R. R. Bowker LLC, and Navtech, Inc. Mr. Snyder also served on the Board of Directors of Navtech when it was an independent, publicly-held company, beginning in November 2005 and continuing through its merger with a CIG subsidiary in November 2007. Mr. Snyder has been employed by CIG since 2003 and has served as President or CEO since 2004. Prior to joining CIG, Mr. Snyder worked for the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area, where he focused on traditional media, technology, and services investing for the firm’s investment fund. He also currently serves on the Board of Overseers of Penn Libraries.

Relevant Qualifications and Experience:    Mr. Snyder was added to the Board of Directors in August 2011 after a process in which the Board attempted to identify a candidate that could both provide stockholder perspective through owning or representing a significant holding of Company shares and provide assistance with the Company’s primary goal of making a large acquisition. The Board met both of these objectives by adding Mr. Snyder. Mr. Snyder has significant experience in the management and oversight of technology companies and a strong background in mergers and acquisitions. His expertise and experience makes him an important resource for the Company, the Board, and the Mergers and Acquisitions Committee (which he chairs) in identifying, acquiring, and integrating acquisition targets in the technology space. Mr. Snyder is the Board representative of Cambridge Information Group I LLC, which, pursuant to certain agreements with the Company, has the right to nominate a representative to the Company’s Board of Directors. These agreements were described in, and filed as exhibits to, the Current Report on Form 8-K filed by the Company on August 23, 2011. Because Mr. Snyder and CIG hold a significant amount of the Company’s shares, the Board believes that he provides the board valuable insight into the perspectives of stockholders.

Continuing Directors

Class I – Terms expiring in 2015

The names of the continuing Class I directors, whose terms expire in 2015, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
John E. Cunningham, IV	56	Chairman	1998
Lance G. Dunn	51	Director	2012
William J. Ruckelshaus	49	President and Chief Executive Officer	2007

John E. Cunningham, IV has served as a director of Blucora since 1998 and as the Chairman of the Board of Directors since 2011. Mr. Cunningham also served as Lead Independent Director of Blucora prior to serving as Chairman. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. He previously served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. Mr. Cunningham also formerly served as a board member and non-executive Chairman of Citel Technologies, Inc., a telecommunications company. Currently, Mr. Cunningham serves as a board member of RealNetworks, Inc., AudienceScience, Inc., Qliance, Inc., and Guanxi, Inc. and as an advisor to Petra Growth Fund II and Fund III.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with Blucora gained through 16 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies and non-profit organizations provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

Lance G. Dunn has served as a director of Blucora since 2012. Mr. Dunn was a co-founder and Chief Executive Officer of TaxACT, Inc. (formerly 2nd Story Software, Inc.) until January 31, 2012, when TaxACT was acquired by Blucora. From the closing of this acquisition until August 2012, Mr. Dunn served as TaxACT’s Vice President, Development. Prior to co-founding TaxACT in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software.

Relevant Qualifications and Experience:    As the co-founder and former CEO of the Company’s TaxACT business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that is important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.

William J. Ruckelshaus has served as a director of Blucora since 2007. Mr. Ruckelshaus has also served as President and Chief Executive Officer of Blucora since November 2010. Prior to his appointment as President and Chief Executive Officer of Blucora, Mr. Ruckelshaus served as Chief Financial Officer of AudienceScience, Inc., a digital advertising and technology company, from May 2006 to November 2010. Mr. Ruckelshaus also served as Chief Operating Officer of AudienceScience for two years. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led corporate strategic planning.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance, strategy, and mergers and acquisitions. Mr. Ruckelshaus also has significant familiarity with Blucora as President and Chief Executive Officer. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy, and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. The Board believes that Mr. Ruckelshaus’s experience as an executive and director provides him with insight into the Board’s oversight role, and that as President and Chief Executive Officer, Mr. Ruckelshaus plays an important role in the Board’s processes.

Class II – Terms expiring in 2016

The names of the continuing Class II directors, whose terms expire in 2016, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
David H. S. Chung	46	Director	2013
Steven W. Hooper	61	Director	2011

David H. S. Chung was elected to the Board of Directors at the 2013 annual meeting of stockholders. Mr. Chung is a private investor with over 18 years of experience in private equity and public market investing. From May 2006 to December 2012, Mr. Chung was a Partner at Blum Capital Partners, L.P., a San Francisco-based investment firm focused on private equity and public strategic block investments. Prior to Blum Capital, Mr. Chung was a founder of Perspective Value Partners from 2005 to 2006, a Partner at Standard Pacific Capital from 2002 to 2004, and a Director/Principal at KKR from 1995 to 2002. Previously, Mr. Chung was a management consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. He is currently a Director of Payless Holdings, Inc. and an alternate Director of Xtralis Holdings, Inc. He also serves on the Board of Trustees of the Fine Arts Museums of San Francisco, the Hamlin School, and Cathedral School for Boys.

Relevant Qualifications and Experience:    Mr. Chung has extensive experience investing in, overseeing, and providing advice to public and private companies in many industries, including technology. He has expertise and experience in all aspects of investing, including deal sourcing, investment analysis, deal structuring, raising of debt financing, deal negotiation, structuring of management incentives, investor relations, strategy, and management oversight. The Board believes this expertise and experience provides insight and guidance that will assist the Company in its deal-making activities and the Board in its oversight obligations, which will make him a valued contributor and advisor to the Board and to management.

Steven W. Hooper was appointed to the Board of Directors in 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. Mr. Hooper represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested and served as a trustee of Seattle University from 1995 to 2009. Mr. Hooper also serves on the Board of Recreational Equipment, Inc. (REI).

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies, and brings to the Company extensive experience, knowledge, and connections that the Board believes provide valuable assistance to the Company as it pursues strategic opportunities in the technology industry.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about its business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. The Company’s Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is filled by William Ruckelshaus. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the CEO with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, investment in marketable securities, and financings;

•

the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Business Conduct and Ethics, and any related person transactions;

•	the Nominating and Governance Committee’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

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the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, David Chung, Jules Haimovitz (whose term expires as of the 2014 annual meeting and who is not standing for re-election), Steven Hooper, Elizabeth Huebner, Andrew Snyder, and Richard Hearney (whose term expired in May 2013) is independent as defined in the NASDAQ rules In determining independence, the Board considered, among other factors, the fact that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company and that CIG, of which Andrew Snyder is CEO, entered into an investment agreement with the Company pursuant to which CIG purchased warrants and common stock. Mr. Ruckelshaus is not considered independent because he is an employee of the Company. Mr. Dunn is not considered independent because he was an employee of the Company’s TaxACT, Inc. subsidiary within the past three years.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of Blucora held a total of 9 meetings during 2013. For 2013, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. John Cunningham and William Ruckelshaus attended the 2013 annual meeting of stockholders on May 22, 2013.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for Blucora. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with Blucora, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Business Conduct and Ethics.

Corporate Website.    The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Business Conduct and Ethics (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure currently consists of four principal committees (the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Mergers and Acquisitions Committee). During 2013, the Audit Committee held 9 meetings, the Compensation Committee held 6 meetings, the Mergers and Acquisitions Committee held 6 meetings, and the Nominating and Governance Committee held 5 meetings. The Board may also convene other ad hoc or sub committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation, Nominating and Governance, and Mergers and Acquisitions Committees can be found on the Company’s corporate website at www.blucora.com. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (425) 201-6100 or (866) 438-4677.

The current membership and leadership of each of the committees of the Board of Directors is set forth in the table below:

Board Committees as of March 31, 2014

(M = Committee Member; C = Committee Chair)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Mergers and Acquisitions Committee
John Cunningham	M
David Chung		M	M	M
Lance Dunn
Jules Haimovitz	M	M
Steven Hooper		C		M
Elizabeth Huebner	C		M
William Ruckelshaus				M
Andrew Snyder			C	C

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Jules Haimovitz, Elizabeth Huebner, and John Cunningham. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent and objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing and monitoring compliance with the Code of Business Conduct and Ethics and recommending changes to the Code of Business Conduct and Ethics to the Board as appropriate.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Ms. Huebner qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: David Chung, Jules Haimovitz, and Steven Hooper. Mr. Hooper is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

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Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

•	Acting as administrator of Blucora’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: David Chung, Elizabeth Huebner, and Andrew Snyder. Mr. Snyder is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

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Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Blucora Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to Blucora and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to Blucora’s business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of Blucora’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any Blucora competitor that would interfere or conflict with the director’s obligations to the Company and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to Blucora’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. The Board of Directors and the Nominating and Governance Committee implement this goal during the nomination process that applies to both new nominees and incumbent directors, per the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the committee does regularly consider the needs of the Company and the Board with respect to directors, and if appropriate, the committee will nominate new directors that best fit those needs. When nominating new directors, the committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

Any stockholder may recommend candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

Blucora, Inc.

c/o Corporate Secretary

10900 NE 8th Street, Suite 800

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2014 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of Blucora’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. Mr. Ruckelshaus, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation is included in the Summary Compensation Table . The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate.

Non-Employee Director Compensation Program for 2013

The Company’s non-employee director cash compensation program for 2013 consisted of annual cash retainers for board, committee, and chair service, per-meeting attendance fees, and equity grants.

The annual cash retainers paid to non-employee directors for 2013 were as follows:

	Annual Retainer Paid to All Members (including Chair)	Additional Annual Chair Retainer
Board of Directors	$20,000		$25,000
Audit Committee	$4,000		$10,000
Compensation Committee	$3,000		$5,000
Nominating and Governance Committee	$2,000		$3,000
Mergers and Acquisitions Committee	$4,000	$	N/A

Non-employee directors were paid $750 per meeting for attendance at Board of Directors meetings in excess of eight per year. This amount was also paid to committee members for attendance at any Audit or Compensation Committee meetings in excess of eight per year and any Nominating and Governance Committee meetings in excess of four per year.

Non-employee directors received equity grants in the form of nonqualified stock options (“NSOs”) and restricted stock units (“RSUs”). The equity grants (in number of shares) made to non-employee directors were as follows:

	RSUs	NSOs
Initial equity grants to all newly elected or appointed directors, including Board Chair (1)	11,250	27,000
Annual equity grants to all directors, including Board Chair (2)	4,500	11,100
Additional annual equity grant to Board Chair (2)	1,500	3,900

(1)	Vests in three equal annual installments beginning on the first anniversary of the appointment date.
(2)	Grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Non-Employee Director Compensation Program for 2014

For 2014, the Company made a number of changes to the non-employee director compensation program (a copy of the revised program is attached as Exhibit 10.42 to the Company’s Annual Report on form 10-K for fiscal 2013). The amounts of annual cash compensation retainers as described above for the 2013 program have not changed, except that additional per-meeting fees have been eliminated. The significant change in the non-employee Director compensation program for 2014 is in the calculation of the equity grants. Instead of a set number of shares for the NSO and RSU grants, as has been provided in previous years, the amount of shares granted will be based on a set monetary value, with the specific number of shares granted based on the Company’s standard NSO valuation methodology in the case of NSOs and on the price of our common stock at the time of the grant in the case of RSUs. The equity grants (in monetary value) for the 2014 program are as follows:

	Value of RSUs ($)	Value of NSOs ($)
Initial equity grants to all newly elected or appointed directors, including Board Chair (1)	$105,000	$45,000
Annual equity grants to all directors, including Board Chair and newly elected or appointed directors (2)	$105,000	$45,000
Additional annual equity grant to Board Chair (2)	$35,000	$15,000

(1)	Vests in three equal annual installments beginning on the first anniversary of the appointment date.

(2)	Grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date, provided that the grantee continues to be a member of the Board or the Chairperson, as applicable, on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

2013 Director Compensation

The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director for the year ended December 31, 2013 pursuant to the 2013 director compensation program described above:

Name	Fees earned or paid in cash	Stock awards (1)	Option awards (1)	Total
John Cunningham	$50,500	$106,200	$68,145	$224,845
David Chung	17,687	199,125	146,651	363,463
Lance Dunn	20,750	79,650	50,427	150,827
Jules Haimovitz	27,750	79,650	50,427	157,827
Richard Hearney	12,500	—	—	12,500
Steven Hooper	32,750	79,650	50,427	162,827
Elizabeth Huebner	39,750	79,650	50,427	169,827
Andrew Snyder	29,330	79,650	50,427	159,407
James Voelker	5,000	—	—	5,000

(1)	The dollar amount for stock and option awards is the grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock and option awards granted in 2013 are discussed in “Note 11: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2013.

All equity grants were awarded pursuant to the Amended and Restated Equity Grant Program for Nonemployee Directors under the Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2013:

	Aggregate number of Unvested RSUs	Aggregate number of options
Name		Unvested	Vested
John Cunningham	6,000	15,000	72,600
David Chung (2)	11,250	27,000	—
Lance Dunn (3)	12,000	29,100	9,000
Jules Haimovitz	4,500	11,100	55,800
Steven Hooper (4)	8,250	20,100	29,100
Elizabeth Huebner	4,500	11,100	43,300
Andrew Snyder (5)	8,250	20,100	29,100

(1)	Except as noted below, the RSUs and unvested options are expected to vest on May 21, 2014.
(2)	The RSUs and unvested options are expected to vest in three equal annual installments, beginning on May 21, 2014.

(3)	4,500 of the RSUs and 11,100 of the unvested options are expected to vest on May 21, 2014. The remainder is expected to vest in two equal annual installments on August 2, 2014 and 2015.
(4)	4,500 of the RSUs and 11,100 of the unvested options are expected to vest on May 21, 2014. The remainder is expected to vest on April 11, 2014.
(5)	4,500 of the RSUs and 11,100 of the unvested options are expected to vest on May 21, 2014. The remainder is expected to vest on August 23, 2014.

Director Stock Ownership Guidelines

In 2013, the Board adopted stock ownership guidelines that are applicable to all non-employee directors, effective as of January 1, 2014. Under the terms of these guidelines, all non-employee directors are expected to acquire and hold shares of the Company’s common stock equal in market value to at least six times the value of the annual retainer paid to non-employee directors. As described above, the amount of this retainer is $20,000 for 2014, so non-employee directors will be expected to hold shares with a market value of at least $120,000. Non-employee directors who sat on the Board at the effective date of the guidelines are expected to hold this value of shares by January 1, 2019, and new non-employee directors will be expected to hold this value of shares within five years of joining the Board. The Compensation Committee will be responsible for administering and applying these guidelines.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of Blucora shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Blucora specifically incorporates it by reference into such filing.

Audit Committee Members

During 2013, Elizabeth Huebner served as Chair of the Audit Committee and John Cunningham and Jules Haimovitz served as members. All three members meet the independence criteria in the applicable SEC rules, and each is an independent director as defined in the NASDAQ rules. Each Audit Committee member who served on the Audit Committee in 2013 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner and Mr. Haimovitz are both “audit committee financial experts” under SEC rules and meet the financial sophistication and professional experience requirements set forth in the NASDAQ rules.

Audit Committee Responsibilities

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2013, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young;

•

Met and held discussions with Ernst & Young, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Ernst & Young by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young, including Ernst & Young’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on our reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Members of the Audit Committee:

Elizabeth Huebner, Chair

John Cunningham

Jules Haimovitz

FEES PAID TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2013 AND 2012

The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP to the Company and its subsidiaries during 2013 and 2012 were as follows:

	2013	2012
Audit fees	$848,631	$433,385
Audit-related fees	20,000	16,350
Tax fees	13,558	28,633
All other fees	1,995	1,995

Total fees	$884,184	$480,363

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. In addition, 2013 audit fees include fees for comfort letter procedures conducted in connection with the Company’s convertible debt offering. Audit-related fees reflect fees billed for work performed in conjunction with the convertible debt offering, mergers and acquisitions, and transaction-related forms filed with the SEC under the Securities Act. Tax fees were for services in connection with estimating and verifying our net operating loss carryforwards. All other fees consist of our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research.

The Audit Committee pre-approves all audit and non-audit services to be performed by Blucora’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young of the non-audit services described above is compatible with Ernst & Young’s independence. After consideration, the Audit

Committee has determined that Ernst & Young’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2012 and 2013 were pre-approved by the Audit Committee in accordance with the foregoing policy.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures.    Under our Code of Business Conduct and Ethics and our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.

Related Person Transactions in 2013 and 2014

Employee of the Company.    Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who serves as one of the managers of business development for the Company’s internet search business. In fiscal 2013, he earned $353,161 in total compensation, which primarily consisted of a base salary of $174,047, a bonus of $129,551 (which was based on both his individual performance and that of the group that he manages), RSUs with a grant date fair value of $13,498, Stock Options with a grant date fair value of $30,863, and $3,821 contributed by the Company to his account in the Blucora, Inc. 401(k) Retirement Plan.

COMPENSATION COMMITTEE REPORT

In 2013, David Chung, Jules Haimovitz, Richard Hearney, and Steven Hooper served on the Compensation Committee. Mr. Haimovitz and Mr. Hooper served on the Compensation Committee for all of 2013 and Mr. Hearney served on Compensation Committee until the annual meeting of stockholders on May 22, 2013, when his term as a director expired and he was replaced on the Compensation Committee by Mr. Chung. Management has prepared the Compensation Discussion and Analysis section of this Proxy Statement and the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven Hooper, Chair

David Chung

Jules Haimovitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2013, Jules Haimovitz, Richard Hearney, David Chung, and Steven Hooper served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. During 2013, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Blucora Board of Directors or Compensation Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information as of March 31, 2014 with respect to our executive officers:

Name	Age	Position
William J. Ruckelshaus	49	President, Chief Executive Officer, and Director
George M. Allen	38	Executive Vice President of Corporate Development
Eric M. Emans	40	Chief Financial Officer and Treasurer
Michael J. Glover	51	President, InfoSpace LLC
JoAnn Z. Kintzel	48	President, TaxACT, Inc.
Ajay Kumar	52	President, Monoprice, Inc.
Linda A. Schoemaker	50	General Counsel and Secretary

William J. Ruckelshaus is President and Chief Executive Officer of the Company and a member of the Board of Directors. His experience and qualifications are discussed above under “Continuing Directors.”

George M. Allen was appointed Executive Vice President, Corporate Development in May 2012 after working with the Company as a consultant since October 2011. He is responsible for overseeing the Company’s corporate and business development efforts, including mergers and acquisitions. From May 2010 to May 2012, Mr. Allen was the founder and managing partner of Geronimo Capital LLC, an investment research firm focused on the telecom, media, and technology mid-cap investment sector. Prior to founding Geronimo Capital, Mr. Allen served as principal for nine years at Warburg Pincus, a global private equity firm where he oversaw private equity investments in telecom, media, and technology companies. He began his corporate development career as an associate analyst at Goldman Sachs Asia with assignments in both Hong Kong and New York. Mr. Allen is a graduate of Yale University.

Eric M. Emans has served as the Company’s Chief Financial Officer and Treasurer since August 2011. Before being named to these roles, Mr. Emans had served as the Company’s Chief Accounting Officer, beginning in January 2008. Mr. Emans joined the Company as Corporate Controller in September 2006, but had previously held various positions at the Company from September 2003 to December 2005, including Manager, Revenue Assurance and Senior Manager, Finance. From December 2005 to September 2006, he served as Director, Mobile Operations, at Corbis Corporation, a provider of visual content and rights services. He began his career as an auditor at Deloitte & Touche LLP. Mr. Emans is a graduate of Western Washington University and the University of Washington.

Michael J. Glover is President of the Company’s InfoSpace LLC subsidiary. He previously served as Vice President, Distribution and Business Development from October 2008 to April 2013. Mr. Glover has also held various other positions since originally joining the Company in October 2000. From April 2008 to September 2008, he served as Vice President, Business Development. From April 2006 to March 2008, he served as Senior Director, Business Development, after serving as Director, Business Development from June 2004 to April 2006. From January 2004 to June 2004, he served as Senior Manager, Business Development, after serving as Business Development Manager from October 2000 to December 2003. Mr. Glover is a graduate of Oregon State University.

JoAnn Kintzel is president of the Company’s TaxACT, Inc. subsidiary. Ms. Kintzel has served as president of TaxACT (formerly 2nd Story Software, Inc.) since June 2010, and upon the acquisition of TaxACT by the Company in January 2012, she became TaxACT’s principal operating executive. Prior to her appointment as President, Ms. Kintzel served as TaxACT’s Chief Financial Officer and Chief Operating Officer, beginning in 2006. Prior to TaxACT, Ms. Kintzel worked at AEGON USA Investment Management, a global life insurance and investment provider, as Vice President, Assistant Controller, and Senior Accounting Manager. Ms. Kintzel is a graduate of Mount Mercy College.

Ajay Kumar is president of the Company’s Monoprice, Inc. subsidiary. Prior to the Company’s acquisition of Monoprice in August 2013, Mr. Kumar served as CEO of Monoprice, beginning in July 2011. Before joining Monoprice, Mr. Kumar had significant experience in consumer electronics in executive roles with Targus, Belkin, AT&T Wireless, and Circuit City Stores. Prior to these roles, Mr. Kumar held senior positions with Accenture and CSC Consulting, where he advised Fortune 1000 companies on how to significantly improve their end-to-end supply chains while enhancing customer service. Mr. Kumar began his career as a chemical engineer with Wisconsin Electric Power and as a financial analyst with IBM. Mr. Kumar has a bachelor’s degree from the University of Wisconsin and an MBA from Carnegie Mellon University.

Linda A. Schoemaker has served as the Company’s General Counsel and Secretary since June 2011. Prior to joining the Company, Ms. Schoemaker served as in-house counsel for Verdiem Corporation, a power management software company, from February 2009 to June 2011. Before Verdiem, she served as Senior Vice President, General Counsel, and Secretary for aQuantive, Inc., a digital marketing service and technology company, from February 2004 until its acquisition by Microsoft Corporation in August 2007. From December 2000 to February 2004, she served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a manufacturer of tape libraries and storage management software. Before joining ADIC, Ms. Schoemaker was a partner in the law firm Perkins Coie LLP. Ms. Schoemaker is a graduate of Harvard University and the University of Michigan Law School.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2013 compensation programs with respect to the Named Executive Officers (“NEOs”). The sections of this CD&A and the topics covered are as follows:

•	Section I of this CD&A discusses the Company’s 2013 goals, accomplishments, and performance, specific information regarding the NEOs, and the Company’s compensation philosophy and objectives;

•	Section II discusses the elements of 2013 executive compensation, including base salary, the cash incentive program, and the long-term equity incentive program;

•	Section III discusses the Committee’s 2013 decisions regarding each of the elements discussed in Section II;

•	Section IV discusses the Company’s 2013 financial performance, the Company’s financial targets for 2013, and how the Company’s financial performance in 2013 affected NEO compensation; and

•	Section V discusses the Committee’s process for determining 2013 executive compensation and some of the Company’s key compensation policies.

Section I. Introduction

Named Executive Officers

This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2013 NEOs listed below:

•	William Ruckelshaus, Chief Executive Officer and President;

•	Eric Emans, Chief Financial Officer and Treasurer;

•	Michael Glover, President of InfoSpace LLC;

•	JoAnn Kintzel, President of TaxACT, Inc.; and

•	Ajay Kumar, President of Monoprice, Inc.

2013 Company Goals, Accomplishments, and Performance

The Company’s primary goals for 2013 were to optimize and grow its existing businesses and to find additional opportunities to acquire new businesses. As in previous years, the Committee’s compensation philosophy is tied to the Company’s goals by aligning the financial incentives of Company executives with Company goals, while attempting to attract and retain talented executives that can execute to these goals. This philosophy was primarily manifested in 2013 through a cash compensation program that allocated a significant percentage of overall target compensation for executives to variable cash incentive bonuses based on 2013 financial and operational targets that reflected this desire to grow and expand the Company’s operations and through equity awards that provide long-term incentive to increase shareholder value.

On August 22, 2013, the Company completed the acquisition of Monoprice, adding an e-commerce business to the Company’s existing Search and Tax Preparation businesses. In addition to the achievement of this and other operational goals, the Company achieved impressive financial results in 2013, including the following highlights (in millions):

	2013	2012	Increase ($)	Increase (%)
Revenue (1)	$574.0	$406.9	$167.1	41%
Adjusted EBITDA (1)(2)	$114.2	$80.4	$33.8	42%

(1)	Reflects the addition of the Monoprice business, the continued growth of the existing Search and Tax Preparation businesses, and the full year of TaxACT results for 2013 (as compared to 11 months of results in 2012).
(2)	Adjusted EBITDA is a non-GAAP measure as reported in the Company’s Annual Report on Form 10-K.

The Company’s stock price, which is influenced by the Company’s execution on its goals as well as other factors, was $19.69 as of March 31, 2014, up 25% from the $15.71 closing price on December 31, 2012.

Compensation Philosophy and Objectives

The Company’s compensation philosophy is as follows: the Company attempts to use its executive compensation program to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders.

The 2013 compensation program applied the Company’s compensation philosophy to the Company’s 2013 operational objectives discussed above through the following specific compensation objectives of the 2013 executive compensation program:

•	Align the compensation of executive management to the key operational goals of the Company by making a significant portion of the compensation dependent upon achievement of specific individual and Company goals, particularly with respect to compensation from the annual performance-based cash bonus plan,

•	Provide compensation that attracts and retains talented and qualified executives through the use of competitive salaries and equity grants, and

•	Ensure stockholder-management alignment through the use of equity grants.

Consideration of the 2013 Say-on-Pay Vote

The Company holds advisory votes on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”) at every annual meeting of stockholders. Of the stockholders who cast a vote for or against the approval of the Company’s compensation of NEOs, 97.5% voted for approval in 2013 and 97.2% voted for approval in 2012. Although the Committee did not make any specific changes as a result of the Say-on-Pay vote held in May 2013, the Committee does monitor and consider the results of Say-on-Pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

Section II. Elements of Compensation for 2013

The 2013 executive compensation program consisted of the following elements:

Annual Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with company objectives. The base salary is established by the Committee pursuant to employment agreements with the executives, and annual changes are based on a combination of an evaluation of historical, current, and anticipated future performance, the individual executive’s experience, comparative market data, and internal pay equity.

Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. This bonus provides incentive for the achievement of the Company’s financial and operational goals as well as specific individual goals, assists in retaining, attracting, and motivating employees in the near term, and provides a balance to the volatility of equity prices. Target bonuses, as a percentage of salary, are generally established pursuant to employment agreements. The performance measures for the bonus plan are tied to important Company metrics, such as revenues and Adjusted EBITDA for the CEO and CFO and, for the other NEOs, operational and financial metrics for the business they lead, as well as individual performance goals, each analyzed independently of each other.

Annual Long-Term Equity Grants.    The 2013 long-term equity incentive program consisted of the two types of equity awards described below. These awards provide incentive for executives to focus on long-term fundamentals and thereby create long-term stockholder value. While they are primarily intended to maintain stockholder-management alignment, these awards also serve to reward promoted employees, attract and retain highly qualified executives, and maintain the Company’s competitive position compared to the compensation programs of other technology companies. The 2013 long-term equity incentive program consisted of the following types of grants:

Restricted Stock Units.    Restricted Stock Units (“RSUs”) provide upside incentive when the value of the Company’s stock appreciates, but also provide some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited when an executive’s employment ends.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because there is no substantial value unless stock price significantly improves. They also typically vest over three years, and unvested options are generally forfeited when an executive’s employment ends.

Section III. Compensation Decisions Made in 2013

In determining the compensation for the NEOs, the Committee generally focuses on total target compensation, which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In line with the Company’s compensation philosophy, the Committee determines the amounts of each element with the goal of balancing the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

Annual Base Salary

The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2013 and 2012 (amounts as of the end of each fiscal year):

Name	2013	2012	% Change
William Ruckelshaus (1)	$450,000	$425,000	5.9%
Eric Emans	$300,000	$260,000	15.4%
Michael Glover (2)	$285,000	$241,500	18.0%
JoAnn Kintzel	$240,000	$200,000	20.0%
Ajay Kumar (3)	$357,690	—	—

(1)	Mr. Ruckelshaus signed a new employment agreement on December 31, 2012 that raised his base salary to $450,000, effective January 1, 2013.
(2)	Mr. Glover was promoted to President of InfoSpace LLC in April 2013 and under the terms of the First Amendment to his Employment Agreement that was executed to reflect this promotion, he received an increase in salary to $285,000, retroactive to January 1, 2013.
(3)	Mr. Kumar was an employee of Monoprice, Inc. prior to its acquisition by the Company on August 22, 2013. As the President of a significant subsidiary of the Company, Mr. Kumar became an executive officer upon the closing of the acquisition.

The salary adjustments made by the Committee for 2013 were intended to ensure that executives continue to be appropriately compensated, taking into account position responsibilities, individual performance, experience, comparable salaries at peer companies (see discussion of the peer group below in Section V), and internal pay equity. Mr. Emans, Mr. Glover, and Ms. Kintzel all received increases that reflect a determination that their salaries were below market for similar positions at peer companies, while still taking into consideration the other elements listed above. In particular, Mr. Glover’s increase reflects his promotion in 2013 to President of the InfoSpace LLC subsidiary and Ms. Kintzel’s increase reflects a determination that her previous salary, which was primarily based on determinations made prior to Blucora’s acquisition of the TaxACT business that she leads, was significantly below market. The committee also considered peer group salary when setting Mr. Ruckelshaus’s salary, but for his salary, the Committee’s primary consideration was internal pay equity, with the result that his increase was lower than that for the other NEOs. Mr. Kumar was an employee of Monoprice, Inc. prior to the Company’s acquisition of Monoprice on August 22, 2013 and thus the determination of his salary was made in the context of the Monoprice acquisition and reflects his prior salary and the Company’s retention goals with respect to the Monoprice management team.

Annual Cash Incentive Bonus Plan

The 2013 annual cash incentive bonus plan for Mr. Ruckelshaus and Mr. Emans was based on the Company’s 2013 financial targets for Total Company Revenue and Total Company Adjusted EBITDA. Mr. Glover and Ms. Kintzel’s bonus plan also included the same Total Company Adjusted EBITDA metric, but primarily consisted of operational and financial metrics tied to the businesses that they lead. The plan also includes a discretionary subjective element based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The targets for the financial metrics above were set prior to the Monoprice acquisition, and thus the targets exclude Monoprice performance for 2013. Targets for future years will generally include Monoprice performance. As noted above, Mr. Kumar was an employee of Monoprice prior to its acquisition by the Company in August 2013. As a result, his bonus plan was set by the previous owners of the Monoprice business and not by the Committee. His bonus plan for 2014 and beyond will be set by the Committee and will be consistent with other executive bonus plans.

The target bonus for each NEO is calculated based on a percentage of base salary, which is generally set in an executive’s employment agreement. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. For each participating NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

	Target bonus percentage (% of base salary)	Bonus performance elements (% of total bonus calculation)
Name		Revenue	Total Adjusted EBITDA	Business Specific Metrics	Discretionary
William Ruckelshaus	100%	30%	50%	—	20%
Eric Emans	60%	30%	50%	—	20%
Michael Glover (1)	60%	—	10%	70%	20%
JoAnn Kintzel (2)	50%	—	10%	70%	20%
Ajay Kumar (3)	50%	—	—	100%	—

(1)	For Mr. Glover, the Business Specific Metrics relate to the InfoSpace search business and consist of search segment income (30%), search segment revenue (20%), and search segment distribution margin (20%).
(2)	For Ms. Kintzel, the Business Specific Metrics relate to the TaxACT tax preparation business and consist of tax preparation segment income (25%), tax preparation segment revenue (20%), and market share (25%).
(3)	Mr. Kumar was an employee of Monoprice prior to its acquisition by the Company on August 22, 2013 and his bonus plan was set by the previous owners of Monoprice. Mr. Kumar’s bonus plan was based on calculations involving Monoprice revenue, income, and cash flow for all of 2013, including the approximately 8 months that the Company did not own Monoprice.

The operational and financial metrics selected by the Committee for the 2013 cash bonus program reflect the responsibilities of each executive. For Mr. Ruckelshaus and Mr. Emans, the bonus plan is based on metrics tied to overall Company performance, and for Mr. Glover and Ms. Kintzel, the bonus plan is primarily based on financial and operational metrics tied to the businesses that they lead. The Committee uses Revenue as a metric because it is a critical measure of the Company’s operations and growth. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. Specifically, Adjusted EBITDA focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments and interest expense from debt), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on page 46 of the 2013 Annual Report on Form 10-K. For Mr. Glover and Ms. Kintzel, the Committee uses Segment Revenue and Segment Income as the best measurements of the growth and profitability of the businesses that they are responsible for. For Mr. Glover, the Committee also uses search segment distribution margin as a measure of the performance of InfoSpace’s distribution business, which accounts for the majority of InfoSpace revenue. For Ms. Kintzel, the Committee also uses market share to encourage growth in the TaxACT business.

As noted above, each NEO who participated in the 2013 cash incentive bonus plan other than Mr. Kumar had a subjective discretionary element based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on a performance evaluation conducted by the Committee.

The specific Company financial targets for 2013 upon which the 2013 cash incentive bonus was calculated are set forth below under Section IV of this CD&A. The bonus percentages paid to NEOs (other than Mr. Kumar) for performance against the 2013 Company operational and financial targets are calculated using the scale below:

Performance level	Financial performance vs. target (%)	Bonus achievement percentage
Below threshold	0% to 79%	0%
Threshold	80%	50%
Range below target	81% to 99%	55% to 95%
Target	100%	100%
Range above target	101% to 119%	101% to 119%
Accelerated Range above target	120% to 140%	121% to 165%
Maximum	141% or more	165%

Annual Long-Term Equity Grants

For 2013, the Committee used a long-term equity compensation program consisting of RSUs and stock options. The factors considered by the Committee in determining the size of the grants made to Mr. Ruckelshaus, Mr. Emans, Mr. Glover, and Ms. Kintzel include past equity practices, the amount of equity held by each executive at the time, comparative market data, and the Committee’s subjective evaluation of value provided by the executive. In general, the Committee attempts to grant more equity in the form of stock options than RSUs because the Committee believes that this weighting of stock options to RSUs better aligns executive interests with stockholders because stock options only have value if the price of the Company’s common stock increases above its price on the date of issuance and thus encourage the executives to increase stockholder value. The volatility and the related potential for incentivizing excessive risk-taking inherent in stock options is partially offset by the relative stability of the RSUs grants, which vest into shares of common stock and thus increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock. The equity grants to Mr. Ruckelshaus, Mr. Emans, and Ms. Kintzel reflect this philosophy, as the value of the stock option grants are significantly higher than the value of the RSU grants. Mr. Glover was promoted in 2013 to President of InfoSpace and Mr. Kumar joined the Company at the close of the Monoprice acquisition, and thus these two NEOs received equity grants that have a higher overall value than usual and a higher relative weighting towards RSUs to reflect the promotion and the new hire; in future years each will receive grants that are more in line with other NEOs. In addition, 150,000 of Mr. Kumar’s 200,000 RSUs are performance-based RSUs that were negotiated and awarded as part of the negotiation of the Monoprice acquisition. These performance-based RSUs vest only upon the achievement of a series of specified Monoprice revenue and adjusted EBITDA targets through the end of 2015.

2013 NEO equity grants are set forth in the following table:

	Stock Awards (RSUs)		Options		Total Equity Awards
	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value
William Ruckelshaus	$823,140	51,000	$1,094,270	220,000	$1,917,410
Eric Emans	$129,120	8,000	$527,238	106,000	$656,358
Michael Glover	$475,500	30,000	$360,123	75,000	$835,623
JoAnn Kintzel	$96,840	6,000	$368,070	74,000	$464,910
Ajay Kumar	$4,056,000	200,000	$—	—	$4,056,000

See “Grants of Plan-Based Awards in 2013” under “Compensation of Named Executive Officers” below for further specific information on equity grants to NEOs in 2013.

Section IV. 2013 Performance and Targets

As discussed above, a key element of the Company’s 2013 compensation program was the cash bonus that varies based on the Company and the individual executive meeting certain performance objectives and targets in 2013. The purpose of this element is to reward the Company’s executive officers for Company performance. The Company’s 2013 performance is discussed below, as are the payouts for the 2013 cash incentive bonus plan.

2013 Financial Targets and Bonus Payouts

The Company’s 2013 financial targets were used as the basis for measuring the financial performance elements for the cash incentive bonus and the Committee determined the executive bonus payout using those targets. The 2013 targets for each metric are set forth in the table below along with the Company’s actual performance for each of those metrics. Also set forth in the table below are the targets for Monoprice performance used in Mr. Kumar’s legacy bonus program and Monoprice’s actual 2013 performance for those measures.

2013 Performance Targets vs. Actual Results (dollars in thousands)

Performance goal	2013 Target	2013 Actual	Achievement %
Revenue (1)	$520,160	$519,538	100%
Adjusted EBITDA (1)	$97,960	$109,964	112%
Search Segment Revenue	$428,007	$428,464	100%
Search Segment Income	$68,589	$82,504	120%
Search Segment Distribution Gross Margin	$71,985	$77,205	107%
Tax Segment Revenue (2)	$91,543	$90,049	98%
Tax Segment Income (2)	$42,676	$41,186	97%
Tax Segment Market Share (2)(3)	at Market	3% above Market	103%
E-Commerce Sales (4)(5)	$151,681	$147,981	98%
E-Commerce Segment Income (4)	$16,912	$17,948	106%
E-Commerce Cash Balance Difference (4)(6)	$2,200	$6,664	303%

(1)	Revenue and Adjusted EBITDA exclude acquisitions made in 2013. As a result, the Revenue number above is $54.4 million less than reported Revenue. As contemplated by the 2013 plan, Adjusted EBITDA also excludes certain non-operational items and was normalized to reflect timing of certain TaxACT marketing production expenses relating to the 2014 marketing campaign, and as a result, the number above is $4.3 million less than reported Adjusted EBITDA.
(2)	Per Ms. Kintzel’s 2013 bonus plan, figures presented are for the 12 months ended June 30, 2013.
(3)	“Market” is defined as growth in overall DDIY e-filed tax returns, as reported by the IRS.
(4)	Figures presented for E-Commerce relate to Mr. Kumar’s 2013 bonus plan which was determined by the previous owners of the Monoprice business and include all of 2013, including the period before August 22, 2013 when the Company acquired Monoprice.
(5)	“Sales” is defined as gross sales before deferred revenue and returns.
(6)	“ E-Commerce Cash Balance Difference” is defined as the difference in cash on the balance sheet between December 31, 2012 and December 31, 2013.

2013 Target Bonus and Performance Achievement

The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2013 as a percent of salary, and the total achievement percentage for the financial, operational, and individual objective/discretionary elements of the 2013 cash incentive bonus plan:

Name	Target Annual Bonus (% of Base Salary)	Total Performance Achievement
William Ruckelshaus	100%	100.1%
Eric Emans	60%	106.5%
Michael Glover	60%	100.1%
JoAnn Kintzel	50%	98.4%
Ajay Kumar	60%	82.5%

As noted above, Mr. Kumar participated in a legacy pre-acquisition Monoprice bonus program in 2013, based on full year 2013 performance, including the period before August 22, 2013 when the Company acquired Monoprice. At the time that the Committee reviewed 2013 bonus plan performance in early 2014, the Committee decided to make an adjustment to the threshold for the payout for the Sales element for Mr. Kumar similar to an adjustment that had been made for all other Monoprice employees who participated in the plan, which adjustment resulted in Total Performance Achievement for Mr. Kumar of 82.5% as shown in the table above. Without this adjustment, the level achieved by Mr. Kumar would have been 79.5%

Ms. Kintzel’s 2013 bonus plan was based on the period from July 2012 to June 2013, reflecting past practices from before the Company acquired TaxACT and consistent with TaxACT’s previous fiscal year. To reflect the change in TaxACT’s fiscal year to a calendar year, which matches the Company’s fiscal year, and to make the timing of payments under Ms. Kintzel’s bonus plan consistent with the timing of payments for the Company’s other executives, the Committee made a bridge payment on Ms. Kintzel’s bonus plan to compensate her for the period from July 1, 2013 to December 31, 2013. Because this bridge period is in the offseason for the highly seasonal TaxACT business, with the result that July to December financial performance has little effect on overall annual financial performance, the Committee assumed 100% achievement for the bridge period. This adjustment resulted in a change in Ms. Kintzel’s Total Performance Achievement as reported in the table above from 96.7% to 98.4%, and accelerated the timing of payment of certain bonus amounts to Ms. Kintzel that otherwise would have been paid in 2014.

Section V. Compensation Process and Policies

Compensation Process

The Committee seeks to design a compensation program that applies the Company’s compensation philosophy and creates incentives to meet the Company’s objectives. To achieve this goal, the Committee receives input from a number of sources, including management, employees, and its independent compensation consultant, Compensia. More detail on some of the sources of information considered by the Committee is provided in this section below.

Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places in any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company, and to stockholders.

Advisors Used in Compensation Determinations

Management and Other Employees.    Compensia and the Committee consulted regularly with our CEO, CFO, and General Counsel regarding the design and implementation of the 2013 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; the review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and General Counsel are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues and to review the performance of, and determine the compensation of, the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department also support the Committee in developing and administering the Company’s compensation plans and programs.

Independent Consultant.    The Committee has engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. Compensia did not provide any services to the Company during 2013 other than advice on executive and director compensation. The Committee’s engagement of Compensia for 2013 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing program. Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. The Committee has assessed the independence of Compensia pursuant to applicable SEC and NASDAQ rules and concluded that Compensia’s work for the Committee does not raise any conflict of interest.

2013 Peer Group

The Committee’s independent compensation consultant, Compensia, provided peer group comparison data for the Company’s executive officers with respect to salary, incentive bonus, and equity grants. The Committee used this data for background and context when setting the amounts of the various compensation elements for 2013, but did not tie any compensation decisions directly to this data. The peer group created by Compensia and approved by the Committee for comparison of 2013 compensation consisted of 21 technology companies, primarily in the Internet software and services industry, with financial characteristics similar to Blucora. This group of 21 companies is as follows:

• Ancestry.com*	• Dice Holdings	• QuinStreet*

• Bankrate*	• Digital River*	• Shutterfly

• Blue Nile	• eHealth	• The Active Network*

• comScore	• KAYAK Software*	• Travelzoo

• Constant Contact	• Liquidity Services	• ValueClick*

• DealerTrack Holdings	• Move	• Web.com Group

• Demand Media*	• NIC	• WebMD Health*

Compensia also provided the 2012 peer group, which included 22 companies. Compensia and the Committee periodically adjust the group to ensure continued appropriateness, but there was significant overlap between the 2012 and 2013 groups and there were no major changes in peer group philosophy. The companies added to the 2013 peer group are marked by an asterisk. The companies removed from the peer group were 1 800 Flowers.com, Earthlink, InterNAP Network Services, Knot (XO Group), Openware Systems, PetMed Express, RealNetworks, THQ, US Auto Parts Network, and Vitacost.com.

Compensation Policies

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests. Those policies are discussed below:

Executive Employment Agreements; Severance Payments.    The Company uses employment agreements to retain and attract highly qualified executives in a competitive market and has employment agreements with all of its executive officers. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific base salary and a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances.

These employment agreements reflect the philosophy that executives should not be provided with severance benefits if they voluntarily terminate their employment. Further, that severance benefits should be more limited, and should not include acceleration of unvested equity, in termination situations that are not in anticipation of or within a specified period following a change of control or other significant corporate transaction. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) termination of employment in connection with a change of control or other significant corporate transaction.

A fundamental feature of the change of control provisions in the employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions also contain a cut-back on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that the foregoing change of control compensation is in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies. For specific information on termination payments, see “Potential Payments upon Termination of Employment” below.

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Prohibition Against Short Selling, Hedging, or Pledging of Company Securities.    The Company’s Code of Business Conduct and Ethics and Insider Trading Policy prohibit any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.

Perquisites.    The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. All employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Limits on Deductibility of Compensation.    The Committee reviews the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code, which provides that annual compensation in excess of $1 million paid to the Company’s CEO and the three other highest compensated executive officers (excluding the CFO) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). The Committee attempts to structure certain compensation arrangements in a manner that allows deductibility under Section 162(m) where appropriate. The requirements of Section 162(m), however, are complicated and subject to change. The Committee intends to be flexible when circumstances merit alternate compensation arrangements, and thus does not have a policy that all executive compensation must be tax-deductible under Section 162(m).

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2013, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

The following table sets forth information concerning 2013 compensation for each of the Named Executive Officers, and prior year compensation to the extent applicable:

Name and principal position	Year	Salary	Bonus	Stock awards (1)	Option awards (1)	Non-equity incentive plan compensation (2)	All other compensation (3)	Total
William Ruckelshaus	2013	$450,000	—	$823,140	$1,094,270	$450,450	$10,515	$2,828,375
President and Chief Executive Officer	2012	$415,192	—	$506,800	$634,379	$613,311	$4,873	$2,174,555
	2011	$400,000	$150,000	$371,200	$2,325,087	$540,000	$8,748	$3,795,035
Eric Emans	2013	$300,000	—	$129,120	$527,238	$191,700	$9,330	$1,157,388
Chief Financial Officer and Treasurer	2012	$261,000	—	—	—	$229,574	$8,418	$498,992
	2011	$216,716	—	$407,770	$330,493	$147,612	$8,262	$1,110,853
Michael Glover	2013	$285,000	—	$475,500	$360,123	$171,195	$2,436	$1,294,254
President of InfoSpace LLC	2012	$242,429	—	$118,150	$110,846	$246,940	$1,236	$719,601
	2011	$228,154	—	$266,800	—	$219,422	$1,130	$715,506
JoAnn Kintzel (4)	2013	$240,000	—	$96,840	$368,071	$151,823	$3,080	$859,814
President of TaxACT, Inc.	2012	$183,333	$50,000	$246,200	$307,975	$75,000	$2,118	$864,626
Ajay Kumar (5)	2013	$110,059	—	$4,056,000	—	$146,129	$521	$4,312,709
President of Monoprice, Inc.

(1)	Stock awards consist of RSUs granted under the 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2013 are discussed in “Note 11: Stock-based Compensation Expense” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Non-equity incentive compensation consists of amounts earned under the Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee.
(3)	All other compensation in 2013 consists of perquisites that are primarily non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, mobile communications reimbursement, and life insurance premiums. The amount for Mr. Ruckelshaus consists of $7,650 in 401(k) match, $1,500 in mobile communications reimbursement, $360 in health club subsidy, $180 in life insurance premiums, and $825 in parking benefit.
(4)	Ms. Kintzel became an executive officer of the Company upon the closing of the Company’s acquisition of the TaxACT business on January 31, 2012.
(5)	Mr. Kumar became an executive officer of the Company upon the closing of the Company’s acquisition of the Monoprice business on August 22, 2013.

Employment Agreements.    The Company has entered into an employment agreement with each of its NEOs (see “Compensation Discussion and Analysis” above for further details) that establishes their initial base salary and target incentive bonus. Mr. Ruckelshaus entered into a new employment agreement on December 31, 2012 that set his base salary at $450,000 and his target incentive bonus at 100% of his base salary. Mr. Emans’ base salary, as set forth in his January 6, 2012 employment agreement, was adjusted by the Compensation Committee to $300,000 for 2013, with a target incentive bonus of 60% of his base salary. Mr. Glover entered into a new employment agreement on March 15, 2013 that set his 2013 base salary at $285,000 and his target incentive bonus at 60% of his base salary. Ms. Kintzel’s base salary, as set forth in her January 1, 2012 employment agreement, was adjusted by the Compensation Committee to $240,000 for 2013, with a target incentive bonus of 50% of her base salary. Mr. Kumar’s employment agreement, effective upon the August 22, 2013 acquisition of Monoprice, sets his base salary at $357,690 and his target incentive bonus at 50% of his base salary.

Grants of Plan-Based Awards in 2013

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by the Company to the NEOs in 2013:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards			Estimated possible payouts under equity incentive plan awards				All other stock awards: number of shares of stock or units		All other option awards: number of securities underlying options	Exercise or base price per share of option awards	Grant date fair value of stock and option awards
		Threshold	Target	Maximum	Threshold		Target/ Maximum
William Ruckelshaus	1/2/2013	—	—	—	—		—		51,000	(1)	—	—	$823,140
	1/2/2013	—	—	—	—		—		—		220,000	$16.14	$1,094,270
	—	$67,500	$450,000	$684,000					—		—	—	—
Eric Emans	1/2/2013	—	—	—	—		—		8,000		—	—	$129,120
	1/2/2013	—	—	—	—		—		—		106,000	$16.14	$527,238
		$27,000	$180,000	$273,600					—		—	—	—
Michael Glover	3/15/2013	—	—	—	—		—		30,000		—	—	$475,500
	3/15/2013	—	—	—	—		—		—		60,000	$15.85	$293,074
	4/11/2013	—	—	—	—		—		—		15,000	$15.26	$67,049
	—	$8,550	$171,000	$259,920					—		—	—	—
JoAnn Kintzel	1/2/2013	—	—	—	—		—		6,000		—	—	$96,840
	1/2/2013	—	—	—	—		—		—		74,000	$16.14	$368,071
	—	$3,000	$120,000	$178,500					—		—	—	—
Ajay Kumar	8/22/2013	—	—	—	2,438	(1)	150,000	(1)	—		—	—	$3,042,000
	8/22/2013	—	—	—	—		—		50,000		—	—	$1,014,000
	—	$10,628	$177,125	$309,969					—		—	—	—

(1)	Consists of RSUs granted to Mr. Kumar pursuant to his employment agreement effective as of August 22, 2013, which are subject to performance-based vesting. The maximum number of RSUs that become earned, if any, occur over three performance periods (15,000, 60,000, and 75,000 in the first, second, and third performance periods, respectively) with the actual number of RSUs earned in each performance period based upon the achievement of Monoprice revenue and adjusted EBITDA targets in each period. To the extent earned, the awards vest 50% when achievement of the applicable performance has been certified by the Compensation Committee, and with the remaining 50% of earned awards vesting ratably in six month installments over a two year period from the end of the applicable performance period.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2013 Blucora Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, and assumes that the percentage that can be awarded for individual discretionary objectives is not achieved. Actual payments under these awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and stock options granted under our 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date. Mr. Kumar’s performance-based RSUs are described above.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information concerning unexercised options and unvested RSUs for each of the NEOs outstanding as of December 31, 2013:

		Options Awards (1)						Stock Awards (1)
	Grant date	Number of securities underlying unexercised options				Option exercise price/share	Option expiration date	Number of shares or units of stock that have not vested (2)		Market value of shares or units of stock that have not vested (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name		Exercisable		Not exercisable
William Ruckelshaus	5/2/2007	10,000		—		$25.17	5/2/2014	—		—	—		—
	5/12/2008	7,500		—		$9.64	5/12/2015	—		—	—		—
	6/4/2009	7,500		—		$7.19	6/4/2016	—		—	—		—
	5/11/2010	11,100		—		$8.74	5/11/2017	—		—	—		—
	6/15/2011	666,720		133,280		$8.74	6/15/2018	—		—	—		—
	6/15/2011	—		—		—	—	20,000	(4)	$583,200	—		—
	1/3/2012	166,680	(3)	33,320	(3)	$11.39	1/3/2019	—		—	—		—
	6/15/2012	—		—		—	—	20,000		$583,200	—		—
	1/2/2013	—		220,000		$16.14	1/2/2020	—		—	—		—
	1/2/2013	—		—		—	—	51,000		$1,487,160	—		—

Eric Emans	2/29/2008	75,000		—		$10.19	2/28/2015	—		—	—		—
	5/11/2009	52,500		—		$7.10	5/11/2016	—		—	—		—
	3/29/2010	25,000		—		$10.78	3/29/2017	—		—	—		—
	5/16/2011	—		—		—	—	5,750	(5)	$167,670	—		—
	8/19/2011	—		—		—	—	3,333	(6)	$97,190	—		—
	11/17/2011	83,338		41,662		$8.51	11/17/2018	—		—	—		—
	11/17/2011	—		—		—	—	8,332		$242,961	—		—
	1/2/2013	—		106,000		$16.14	1/2/2020	—		—	—		—
	1/2/2013	—		—		—	—	8,000		$233,280	—		—

Michael Glover	4/1/2008	40,000		—		$12.20	4/1/2015	—		—	—		—
	10/7/2008	110,000		—		$9.29	10/7/2015	—		—	—		—
	5/11/2009	140,000		—		$7.10	5/11/2016	—		—	—		—
	3/29/2010	60,000		—		$10.78	3/29/2017	—		—	—		—
	5/16/2011	—		—		—	—	14,375	(5)	$419,175	—		—
	2/28/2012	15,000		15,000		$11.82	2/28/2019	—		—	—		—
	2/28/2012	—		—		—	—	5,000		$145,800	—		—
	3/15/2013	—		60,000		$15.85	3/15/2020	—		—	—		—
	3/15/2013	—		—		—	—	30,000		$874,800	—		—
	4/11/2013	—		15,000		$15.26	4/11/2020	—		—	—		—

JoAnn Kintzel	1/31/2012	40,000		40,000		$12.31	1/31/2019	—		—	—		—
	1/31/2012	—		—		—	—	10,000		$291,600	—		—
	1/2/2013	—		74,000		$16.14	1/2/2020	—		—	—		—
	1/2/2013	—		—		—	—	6,000		$174,960	—		—

Ajay Kumar	8/22/2013	—		—		—	—	50,000		$1,458,000	—		—
	8/22/2013	—		—		—	—	—		—	150,000	(7)	$4,374,000

(1)	Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.
(2)	The market value of unvested RSUs is based on the closing price of our common stock on December 31, 2013, which was $29.16 per share, and with respect to Mr. Kumar’s performance-based RSUs assumes satisfaction of the applicable performance conditions at target.
(3)	The options granted to Mr. Ruckelshaus on January 3, 2012 vested 33 1/3% on June 15, 2012, and the remainder vest ratably thereafter on a semi-annual basis until fully vested on June 15, 2014.
(4)	Consists of RSUs granted for the 2011 equity incentive program, which were originally granted as MSUs. Each MSU was converted into a number of RSUs, based on Company performance measures. These converted MSUs vested 33 1/3% on June 15, 2012 and the remainder vest ratably thereafter on an annual basis until June 15, 2014.
(5)	Consists of RSUs granted for the 2011 equity incentive program, which were originally granted as MSUs. Each MSU was converted into a number of RSUs, based on Company performance measures. These converted MSUs vested 33 1/3% on April 1, 2012 and the remainder vest ratably thereafter on an annual basis until April 1, 2014.

(6)	Consists of RSUs granted on August 19, 2011 pursuant to Mr. Emans’ employment agreement vesting according to the following schedule: 33 1/3% vested on August 19, 2012 and the remainder vest ratably thereafter on an annual basis until August 19, 2014.
(7)	Consists of RSUs granted to Mr. Kumar pursuant to his employment agreement effective as of August 22, 2013, which are subject to performance-based vesting. The maximum number of RSUs that become earned, if any, occur over three performance periods (15,000, 60,000, and 75,000 in the first, second, and third performance periods, respectively) with the actual number of RSUs earned in each performance period based upon the achievement of Monoprice revenue and adjusted EBITDA targets in each period. To the extent earned, the awards vest 50% when achievement of the applicable performance has been certified by the Compensation Committee, and with the remaining 50% of earned awards vesting ratably in six month installments over a two year period from the end of the applicable performance period

Option Exercises and Stock Vested in 2013

The following table sets forth for each of the NEOs the number of shares acquired upon vesting of RSUs during 2013, and the value realized upon such vesting. None of the NEOs exercised options during 2013. The value realized upon vesting of RSUs is before the withholding of any taxes.

	Stock awards
Name	Number of shares acquired on vesting	Value realized on vesting (1)
William Ruckelshaus	40,000	$801,013
Eric Emans	22,418	$432,471
Michael Glover	31,375	$493,320
JoAnn Kintzel	10,000	$165,737
Ajay Kumar	—	—

(1)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments upon Termination of Employment

Termination or Change in Control as of December 31, 2013

The following table sets forth the expected incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2013:

Name	Salary-based payment (1)	Other cash (2)		Health benefits	Stock options (3)	Stock awards (3)	Total
William Ruckelshaus
Without cause/constructive termination	$450,000	$450,000		$20,033	—	—	$920,033
Without cause/constructive termination in connection with change of control or significant corporate transaction	$675,000	$675,000		$30,050	$6,178,074	$2,653,560	$10,211,684
Death	$112,500	$150,000		—	—	—	$262,500
Disability	$225,000	—		—	—	—	$225,000
Eric Emans
Without cause/constructive termination	$300,000	—		$20,033	—	—	$320,033
Without cause/constructive termination in connection with change of control or significant corporate transaction	$300,000	$180,000		$20,033	$2,240,440	$741,101	$3,481,574
Death	$75,000	$150,000		—	—	—	$225,000
Disability	$150,000	—		—	—	—	$150,000
Michael Glover
Without cause/constructive termination	$285,000	—		$18,341	—	—	$303,341
Without cause/constructive termination in connection with change of control or significant corporate transaction	$285,000	$171,000		$18,341	$1,267,350	$1,439,775
Death	$71,250	$150,000		—	—	—	$3,181,316
Disability	$142,500	—		—	—	—	$142,500
JoAnn Kintzel
Without cause/constructive termination	$240,000	—		$17,647	—	—	$257,647
Without cause/constructive termination in connection with change of control or significant corporate transaction	$240,000	$120,000		$17,647	$1,637,480	$466,560	$2,481,687
Death	$60,000	$150,000		—	—	—	$210,000
Disability	$120,000	—		—	—	—	$120,000
Ajay Kumar
Without cause/constructive termination	$357,690	$2,028,712	(4)	$13,697	—	—	$2,400,099
Without cause/constructive termination in connection with change of control or significant corporate transaction	$357,690	$2,207,557	(4)	$13,697	—	$5,832,000	$8,410,944
Death	$89,423	$2,178,712	(4)	—	—	—	$2,268,135
Disability	$178,845	$2,028,712	(4)	—	—	—	$2,207,557

(1)	Consists of the NEO’s annual salary multiplied by the applicable multiplier, if any.
(2)	Generally consists of the NEO’s target bonus multiplied by the applicable multiplier, if any. The amount for Death includes a $150,000 life insurance policy payable upon death of employee.
(3)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2013, which was $29.16 per share.
(4)	Includes $2,000,000 in restricted cash and $28,712 in interest, per the Restricted Cash Agreement between Monoprice, Inc. and Mr. Kumar.

The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.

Termination without Cause and Constructive Termination or Resignation for Good Reason.    Under the agreements in place at the end of 2013, all of the NEOs receive similar benefits if they are terminated by Blucora without cause or there is a constructive termination. Under these circumstances, the NEO is entitled to severance benefits of a one-time lump sum payment equal to 100% of his or her then-current annual salary, and a lump sum payment equal to 12 months of COBRA insurance benefits. Mr. Ruckelshaus would also receive a lump sum payment equal to his annual target bonus. In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s code of conduct or other written policy, failure to perform job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” includes a material reduction in base salary, duties, responsibilities, or title (reporting structure alone is insufficient), or a requirement that the NEO relocate more than 25 miles.

Change in Control or a Significant Company Transaction.    Under the agreements in place at the end of 2013, the consequences for a change in control are similar for all NEOs. With regard to Mr. Ruckelshaus, if the Company terminates him without cause or if he terminates for good reason during the 2-month period prior to or the 12-month period following a change in control or a “Significant Company Transaction”, Mr. Ruckelshaus would receive a severance payment equal to 150% of his base salary plus 150% of his target bonus amount. In these circumstances, Mr. Emans, Mr. Glover, Ms. Kintzel and Mr. Kumar would each receive a severance payment equal to 100% of base salary plus 100% of his or her target bonus amount. Mr. Ruckelshaus would also receive a lump sum payment equal to 18 months of COBRA insurance, and Mr. Emans, Mr. Glover, Ms. Kintzel and Mr. Kumar would each receive a lump sum payment equal to 12 months of COBRA insurance. The outstanding equity awards would fully vest and remain exercisable until the earlier of expiration or 24 months in the case of Mr. Ruckelshaus and Mr. Emans or 12 months in the case of Mr. Glover, Ms. Kintzel and Mr. Kumar.

A change in control for all NEOs is defined as any of the following: (i) acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company, or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority, or a director appointed by directors so nominated).

Death.    Under the agreements in place at the end of 2013 for all NEOs, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary.

Disability.    Under the agreements in place at the end of 2013 for all NEOs, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one year period) entitles the NEO to receive a lump sum payment equal to six months base salary.

Restricted Cash Agreement.    In connection with the Company’s acquisition of Monoprice, Mr. Kumar agreed to the Restricted Cash Agreement between Mr. Kumar and Monoprice, a copy of which was attached as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the third quarter of 2013. Under the terms of the Restricted Cash Agreement, $2,000,000 that Mr. Kumar would otherwise have been entitled to receive as the result of the sale of Monoprice based on his holdings of options to purchase Monoprice shares was deferred to encourage Mr. Kumar’s continued employment after the sale. In the event that Mr. Kumar’s employment with Monoprice is terminated by Monoprice without cause, Mr. Kumar terminates his employment for good reason, or Mr. Kumar’s employment terminates due to Kumar’s death or disability (all terms as defined in the Restricted Cash Agreement), Mr. Kumar or his estate will receive a lump sum payment equal to the remaining unpaid portions of the restricted cash, plus interest.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.

EQUITY COMPENSATION PLANS

During 2013, certain executive officers and directors received benefits under the 1996 Plan. Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan. All plans are described in detail in “Note 10: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. The table below sets forth information regarding outstanding awards under the Company’s equity compensation plans as of December 31, 2013:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	4,905,167	(2)	$11.57	4,290,866	(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	4,905,167		$11.57	4,290,866

(1)	Consists of the weighted-average exercise price of outstanding options, as rights do not have an exercise price.
(2)	Consists of 3,786,561 shares of common stock issuable upon exercise of outstanding options and 1,118,606 shares of common stock issuable upon vesting of RSUs, with performance-based RSUs counted at target.
(3)	Includes 3,911,630 shares available for future grant under the 1996 Plan and 379,236 shares available for future grant under the 1998 Employee Stock Purchase Plan.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish Blucora with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, Blucora believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2013.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of Blucora as of March 31, 2014, as to: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of Blucora; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of Blucora is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by Blucora. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly		Number of Shares That Can Be Acquired Within 60 Days of March 31, 2014		Shares Beneficially Owned (1)
			Options	RSUs	Number		Percent of Class
5% Stockholders
FMR LLC 245 Summer Street Boston, MA 02210	5,743,376		—	—	5,743,376	(2)	12.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,284,326		—	—	4,284,326	(3)	9.2%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,128,743		—	—	3,128,743	(4)	6.9%
The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	2,510,869		—	—	2,510,869	(5)	5.6%
Directors
John Cunningham	27,687	(6)	87,600	6,000	121,287	(6)	*
David Chung	—		9,000	3,750	12,750		*
Lance Dunn	4,757		20,100	4,500	29,357		*
Jules Haimovitz	13,500		66,900	4,500	84,900		*
Steven Hooper	13,000		49,200	8,250	70,450		*
Elizabeth Huebner	13,500		54,400	4,500	72,400		*
William Ruckelshaus	86,355		932,826	—	1,019,181		2.4%
Andrew Snyder and Cambridge Information Group, Inc.	1,776,192		40,200	4,500	1,820,892		4.3%
111 W 57th Street New York, NY 10019
Named Executive Officers
Eric Emans	40,372		292,005	9,917	342,294		*
Michael Glover	12,111		394,999	14,375	421,485		*
JoAnn Kintzel	9,383		78,001	—	87,384		*
Ajay Kumar	3,996		—	—	3,996		*
All current directors and executive officers as a Group (14 persons)	2,026,504		2,496,581	63,626	4,586,711		10.3%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 2014, if any, or RSUs held by that person that vest within 60 days of March 31, 2014, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014, by FMR LLC (“FMR”). FMR is an investment advisor/manager to certain funds and as investment advisor/manager, FMR possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. FMR disclaims beneficial ownership of the shares held by the funds. FMR reported it had sole voting power with respect to 2,020,759 shares and sole dispositive power with respect to 5,743,376 shares.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 9, 2014, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power with respect to 4,092,693 shares and sole dispositive power with respect to 4,284,326 shares.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2014, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power with respect to 3,033,328 shares and sole dispositive power with respect to 3,128,743 shares.
(5)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2014, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power with respect to 58,314 shares and sole dispositive power with respect to 2,455,055 shares.
(6)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Effective upon stockholder approval at the 2009 annual meeting, the Company adopted a certificate of amendment to the amended and restated certificate of incorporation (the “Charter”) to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. the Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

STOCK PERFORMANCE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Set forth below is a line graph comparing the cumulative total stockholder return of our common stock to the cumulative total return of (i) the NASDAQ Index and (ii) the NASDAQ Internet Index for the five-year period ending on December 31, 2013, in all cases assuming the full reinvestment of dividends.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Blucora is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2015 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004 no later than December 22, 2014 and must otherwise be in compliance with applicable SEC rules.

Any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2015 annual meeting of stockholders, but not intended to be considered for inclusion in the Company’s Proxy Statement and form of proxy for such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of Blucora not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees and concerning the stockholder proposing such nominations. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Blucora’s principal executive offices at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2013, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Linda Schoemaker, the Corporate Secretary of Blucora, at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”

By Order of the Board of Directors,

Linda Schoemaker General Counsel and Secretary

Bellevue, Washington

April 21, 2014

BLUCORA INC 10900 NE 8th ST. SUITE 800 BELLEVUE, WA 98004

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Elizabeth Huebner	02 Andrew Snyder
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2014.						☐	☐	☐
3.	Proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The The Proxy Statement and Annual Report to Stockholders is/are available at www.proxyvote.com.

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BLUCORA INC Annual Meeting of Stockholders May 21, 2014 2:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 21, 2014, and hereby appoints Eric Emans and Linda Schoemaker, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on May 21, 2014 at 2:00 p.m., local time, in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, and Three. If any other matters properly came before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side